UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐   Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to Section 240.14a-12

LUNA INNOVATIONS INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1703 South Jefferson Street, SW, Suite 400

Roanoke, Virginia 24016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2007

To the Stockholders of Luna Innovations Incorporated:

Notice is hereby given that the Annual Meeting of Stockholders of Luna Innovations Incorporated (the “Company”) will be held at 8201 Greensboro Drive, 2nd Floor, McLean, Virginia 22102 on Monday, May 14, 2007, at 4:00 p.m. EDT for the following purposes:

•	to elect two Class I members of the board of directors to serve until the 2010 annual meeting of stockholders;

•	to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

•	to transact any other business which is properly brought before the meeting or any adjournment or postponement thereof.

Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

Stockholders of record at the close of business on April 6, 2007 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. The presence, in person or by proxy, of shares of the Company’s common stock representing a majority of shares of the Company’s common stock issued and outstanding on the record date will be required to establish a quorum at the annual meeting.

Your vote is important. Please sign, date and return the enclosed proxy card as soon as possible to make sure that your shares are represented at the annual meeting. If you are a stockholder of record of the Company’s common stock, you may cast your vote by proxy or in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you should instruct it on how to vote your shares.

By Order of the Board of Directors,

/s/ Aaron S. Hullman

Aaron S. Hullman

Vice President, General Counsel and Secretary

Roanoke, Virginia

April 16, 2007

LUNA INNOVATIONS INCORPORATED

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

MAY 14, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on May 14, 2007 at 4:00 p.m. EDT at 8201 Greensboro Drive, 2nd Floor, McLean, Virginia 22102, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.”

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006, together with this proxy statement and accompanying proxy card and notice, will be first mailed on or about April 20, 2007 to our stockholders of record.

This solicitation is made on behalf of our board of directors, and we will pay the costs of solicitation. Our directors, officers and employees may also solicit proxies by telephone, fax or personal interview, without additional consideration. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to our stockholders. We have retained American Stock Trust & Transfer to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions for a customary fee.

Our principal executive offices are located at 1703 South Jefferson Street, SW, Suite 400, Roanoke, Virginia 24016, and our telephone number is (540) 769-8400.

Shares Entitled to Vote and Quorum Requirement

Our outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Stockholders of record of our common stock at the close of business on April 6, 2007 are entitled to notice of, and to vote at, our 2007 annual meeting of stockholders. A list of our stockholders will be available for review at our principal executive offices during regular business hours for a period of 10 days prior to the annual meeting. As of April 6, 2007, 10,036,722 shares of our common stock were issued and outstanding. The presence at the meeting, in person or by proxy, of a majority of the shares of the common stock issued and outstanding on April 6, 2007 will constitute a quorum. Each share of common stock is entitled to one vote.

Voting Procedures

A proxy card is enclosed for your use. We ask that you carefully review, complete, sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States.

Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting FOR the election of the director nominees listed in Proposal

No. 1 and FOR the ratification of the appointment of our independent registered accounting firm in Proposal No. 2. With respect to any other business which may properly come before the annual meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

The persons named as attorneys-in-fact to vote the proxies, Kent A. Murphy and Dale E. Messick, were selected by the board of directors and are executive officers of the company. All properly executed proxies retuned in time to be counted at the annual meeting will be voted.

Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are not deemed to be entitled to vote for purposes of determining whether stockholder approval of a matter has been obtained. As a result, broker non-votes are not included in the tabulation of voting results on any proposal. The director nominees listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. The appointment of our independent registered accounting firm listed in Proposal No. 2 will be ratified if a majority of shares present or represented by proxy at the meeting and entitled to vote thereon vote FOR such proposal.

Stockholders of record may vote by (i) completing and returning the enclosed proxy card prior to the meeting, (ii) voting in person at the meeting, or (iii) submitting a signed proxy card at the meeting.

Your vote is important. Accordingly, please carefully review, complete, sign, date and return the accompanying proxy card whether or not you plan to attend the annual meeting in person.

You may revoke your proxy at any time before it is actually voted at the meeting either by signing and submitting a new proxy card with a later date or by attending the meeting and voting in person. However, merely attending the meeting will not revoke your submitted proxy unless you specifically request your proxy be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

All votes cast at the meeting will be tabulated by the persons appointed by our board of directors to act as inspectors of election for the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General Information

Our board of directors has seven authorized seats. The board of directors is divided into three classes (Class I, Class II and Class III) with staggered three-year terms. Two Class I directors are to be elected at the 2007 annual meeting of stockholders to serve a three-year term expiring at the 2010 annual meeting of stockholders or until their respective successors have been elected and qualified. The Class II and Class III directors will continue to serve their respective terms. Proxies cannot be voted for more than the two named nominees.

Our board of directors has nominated Kent A. Murphy, Ph.D., and Edward G. Murphy, M.D., to serve as Class I directors. There are no family relationships among our directors or executive officers.

Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the board of directors unless the proxy is marked in such a manner so as to withhold authority to vote. If any nominee is unable or unexpectedly declines to serve as a director, the board of directors may designate another nominee to fill the vacancy, and the proxy will be voted for that nominee. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

The names of the nominees and our other directors, their ages as of April 6, 2007, and certain other information about them are set forth below:

Name of Nominee or Director	Age	Position	Director Since
Class I Directors with term expiring at the 2007 Annual Meeting:
Edward G. Murphy, M.D.	51	Director	2005
Kent A. Murphy, Ph.D.	48	Chairman, President and CEO	1990
Class II Directors with term expiring at the 2008 Annual Meeting:
N. Leigh Anderson, Ph.D. (1)(2)	57	Director	2006
Bobbie Kilberg (3)	62	Director	2006
Paul E. Torgersen (2)(3)	75	Director	2000
Class III Directors with term expiring at the 2009 Annual Meeting:
John C. Backus (1)(3)	48	Director	2005
Richard W. Roedel (1)(2)	57	Director	2005

(1)	member of audit committee
(2)	member of compensation committee
(3)	member of nominating and governance committee

The principal occupations and positions for at least the past five years of our director nominees and directors are described below.

Class I Director Nominees for Election for a Three-Year Term Expiring at the 2010 Annual Meeting of Stockholders

Edward G. Murphy, M.D., has served as a member of our board of directors since September 2005. Since January 2001, Dr. Murphy has served as President and Chief Executive Officer of Carilion Clinic (formerly Carilion Health System), where he served as Executive Vice President and Chief Operating Officer from January 2000 until January 2001. Dr. Murphy holds a B.S. in Biochemistry with a study in Economics from the

University of New York at Albany and an M.D. from Harvard Medical School. Dr. Murphy is not related to Kent A. Murphy, Ph.D., our President, Chief Executive Officer and Chairman of our board of directors.

Kent A. Murphy, Ph.D., our founder, has served as our President, Chief Executive Officer, and Chairman of our board of directors since 1990. Dr. Murphy received his Ph.D. in Electrical Engineering from Virginia Polytechnic Institute and State University (Virginia Tech) and is formerly a tenured professor in Virginia Tech’s Bradley Department of Engineering, where he filed over 35 patent applications. In 2001, he was named SBIR Entrepreneur of the Year and in 2004 was named Outstanding Industrialist of the Year by Virginia’s Governor Warner. Dr. Murphy is a member of the board of directors of the Northern Virginia Technology Council, or NVTC, and is also the founder of The Accelerating Innovation Foundation, a non-profit organization whose goal is to promote and facilitate development of a technology innovation cluster in the Mid-Atlantic region. Dr. Murphy is not related to Edward G. Murphy, M.D., a member of our board of directors.

The two nominees receiving the largest number of affirmative votes cast representing shares of our common stock present at the 2007 annual meeting of stockholders in person or by proxy and entitled to vote will be elected as the Class I directors. Abstentions and broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” EACH OF THE TWO NAMED DIRECTOR NOMINEES IN PROPOSAL NUMBER 1.

Class II Directors Continuing in Office until the 2008 Annual Meeting of Stockholders

N. Leigh Anderson, Ph.D., has served as a member of our board of directors since March 2006 and is a member of our audit committee and compensation committee. Since 2002, Dr. Anderson has served as the Chief Executive Officer of the Plasma Proteome Institute, a scientific research institute in Washington, D.C., of which he is also a founder. Dr. Anderson is currently a member of the board of directors and a member of the audit committee of Dade Behring Holdings, Inc. (DADE), a NASDAQ-listed company. Dr. Anderson also consults through Anderson Forschung Group, of which he has been a Principal since 2002. From 2001 to 2002, Dr. Anderson served as the Chief Scientific Officer and a member of the board of directors of Large Scale Biology Corporation, a biotechnology company which previously traded on NASDAQ under the symbol “LSBC.” Dr. Anderson earned a B.A. in Physics from Yale University and a Ph.D. in Molecular Biology from Cambridge University.

Bobbie Kilberg has served as a member of our board of directors since March 2006 and is a member of our nominating and governance committee. She is the President since 1998 and CEO of the Northern Virginia Technology Council, or NVTC, the largest technology council in the United States. In addition, she was appointed by President George W. Bush to serve on the President’s Council of Advisors on Science and Technology, or PCAST, and also serves on the board of trustees or board of directors of George Washington University, Washington D.C. public television station WETA, the Wolf Trap Foundation for the Performing Arts, United Bank—Virginia, and the Advisory Board of George Mason University’s School of IT & Engineering. Among her prior professional positions, Ms. Kilberg served as Deputy Assistant to the President for Public Liaison and Deputy Assistant to the President for Intergovernmental Affairs for President George H.W. Bush, as Associate Counsel to President Gerald R. Ford, as Vice President and General Counsel of the Roosevelt Center for American Policy Studies, as an attorney at Arnold & Porter, and as a White House Fellow in the Nixon Administration. Ms. Kilberg received her law degree from Yale University, a Masters Degree in Political Science from Columbia University and a Bachelors Degree from Vassar College.

Paul E. Torgersen, Ph.D., has served as a member of our board of directors since 2000 and is a member of our compensation committee and our nominating and governance committee. Dr. Torgersen is President Emeritus of Virginia Tech and currently serves as the John W. Hancock Chair in Engineering. From 1993 until 2000, Dr. Torgersen served as President of Virginia Tech. Dr. Torgersen currently serves on the board of directors of Electrical Distribution Design and formerly served on the board of directors of Roanoke Electric Steel Corporation and the Virginia Regional Board of Wachovia Corp. Dr. Torgersen holds a B.S. in Industrial Engineering from Lehigh University and an M.S. and a Ph.D. in Industrial Engineering from The Ohio State University.

Class III Directors Continuing in Office until the 2009 Annual Meeting of Stockholders

John C. Backus, Jr. has served as a member of our board of directors since September 2005 and is a member of our audit committee and our nominating and governance committee. Since 1999, Mr. Backus has served as a Managing Director and Partner at Draper Atlantic, an early stage information technology venture capital firm based in Northern Virginia which he co-founded. Prior to founding Draper Atlantic, Mr. Backus was a founder and the President and Chief Executive Officer of InteliData Technologies Corporation, a developer of software products and services for the financial services industry. Mr. Backus earned a B.A. in Economics and an M.B.A. from Stanford University.

Richard W. Roedel has served as a member of our board of directors since September 2005 and is a member of our audit committee and our compensation committee. From 1985 through 2000, Mr. Roedel was employed by BDO Seidman, LLC as an Audit Partner, later being promoted to Managing Partner in Chicago in 1990, to Managing Partner in New York City in 1994, and finally to Chairman and Chief Executive Officer in 1999. In October of 2002, he joined the board of directors of Take-Two Interactive Software, Inc. (TTWO) as chairman of the audit committee and served in several capacities through June 2005, including Chairman and Chief Executive Officer. Mr. Roedel is currently a member of the board of directors of two NASDAQ listed companies, Brightpoint, Inc. (CELL) and Dade Behring Holdings, Inc. (DADE), and a member of the board of directors of two NYSE listed companies, IHS, Inc. (IHS) and Sealy Corporation (ZZ). He is also a member of the board of directors of the Association of Audit Committee Members, Inc., a not-for-profit organization dedicated to strengthening the audit committee by developing best practices. Mr. Roedel holds a B.S. in Accounting and Economics from The Ohio State University and is a certified public accountant.

Standing Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Our board of directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time as appropriate. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full board of directors. Each committee of our board of directors has a written charter approved by our board of directors.

Audit Committee

The audit committee of our board of directors appoints our independent auditors, reviews our internal accounting procedures and financial statements, and consults with and reviews the services provided by our independent auditors, including the results and scope of their audit. The audit committee met nine times (including telephonic meetings) during 2006.

The audit committee is currently comprised of Richard W. Roedel (chair), John C. Backus, Jr., and N. Leigh Anderson, Ph.D., each of whom is independent within the meaning of the requirements of the Sarbanes-Oxley Act of 2002 and applicable SEC and NASDAQ rules. Richard W. Roedel is chairman of our audit committee as well as our audit committee financial expert, as currently defined under the SEC rules implementing the Sarbanes-Oxley Act of 2002. We believe that the composition and functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The NASDAQ Global Market, and SEC rules and regulations.

The audit committee operates under a written charter adopted by the board of directors, a current copy of which is attached to this proxy statement as Appendix A. A copy of the audit committee charter is also available under the “Investor Relations” section of our website, http://www.lunainnovations.com.

Compensation Committee

The compensation committee of our board of directors reviews and recommends to our board of directors the compensation and benefits for our executive officers, reviews the performance of our chief executive officer, administers our stock plans, and establishes and reviews general policies relating to compensation and benefits for our employees. The compensation committee met nine times (including telephonic meetings) during 2006.

The compensation committee is currently comprised of Richard W. Roedel (chair), N. Leigh Anderson, Ph.D., and Paul E. Torgersen, each of whom is independent within the meaning of applicable NASDAQ rules. We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The NASDAQ Global Market, and SEC rules and regulations.

The compensation committee operates under a written charter adopted by the board of directors, a current copy of which is attached to this proxy statement as Appendix B. A copy of the compensation committee charter is also available under the “Investor Relations” section of our website.

Nominating and Governance Committee

The nominating and governance committee of our board of directors is responsible for, among other things, reviewing the appropriate size, function and needs of the board of directors; establishing criteria for evaluating and selecting new members of the board, subject to board approval thereof; identifying and recommending to the board for approval individuals qualified to become members of the board of directors; and monitoring and making recommendations to the board of directors on matters relating to corporate governance. The nominating and governance committee met five times (including telephonic meetings) during 2006.

The nominating and governance committee currently consists of John C. Backus, Jr. (chair), Bobbie Kilberg and Paul E. Torgersen. We believe that the composition and functioning of our nominating and governance committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The NASDAQ Global Market, and SEC rules and regulations.

The nominating and governance committee operates under a written charter adopted by the board of directors, a current copy of which is attached to this proxy statement as Appendix C. A copy of the nominating and governance committee charter is also available under the “Investor Relations” section of our website.

Board of Director Meeting Attendance

Our board of directors met 12 times (including telephonic meetings) during the year ended December 31, 2006. Each of our directors attended at least 75% of the total number of meetings held by the board of directors during the period for which he or she was a director, and at least 75% of the total number of committee meetings on which such individual served during the period for which he or she served as a committee member. Independent members of the board of directors regularly meet in executive session without management present.

Annual Meeting Attendance

The policy of the board of directors is that all directors should attend the annual meeting of stockholders if possible.

Director Nomination Process

Our nominating and governance committee identifies director nominees by first evaluating the current members of the board of directors willing to continue in service. Current members with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination. If any member of the board of directors does not wish to continue in service, or the committee or board of directors decides not to nominate a member for re-election, the committee identifies the desired skills and experience of a new nominee. Current members of the board of directors and senior management are then polled for their recommendations. To date, the committee has not engaged third parties to identify or evaluate potential nominees; however, the committee may do so in the future.

The nominating and governance committee will also consider nominees recommended by stockholders, and any such recommendations should be forwarded to our Corporate Secretary in writing at our executive offices as identified in this proxy statement. In accordance with our bylaws, such recommendations should include the following information:

•	the name, age, business address and residence address of the proposed candidate;

•	the principal occupation or employment of the proposed candidate;

•	the class and number of shares of our stock which the proposed candidate beneficially owns;

•	a description of all arrangements or understandings between the stockholder making the recommendations and each director nominee;

•	any information reasonably necessary to determine whether the director candidate meets SEC and NASDAQ independence standards; and

•

any other information relating to such director candidate that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required pursuant to Regulation 14A under the Exchange Act (including without limitation such nominee’s written consent to being named in any proxy statement as a nominee and to serve as a director if elected).

The nominating and governance committee evaluates individual director candidates based upon a number of criteria, including:

•	a high degree of personal and professional integrity;

•	commitment to promoting the long term interests of our stockholders;

•

broad general business experience and acumen, which may include experience in management, finance, marketing and accounting, with particular emphasis on technology companies or policy-making experience in governmental or non-profit institutions;

•	adequate time to devote attention to the affairs of our company;

•	an ability to bring balance to our board of directors in light of our company’s current and anticipated needs and in light of the skills and attributes of the other board members; and

•	other attributes relevant to satisfying the requirements imposed by the SEC and NASDAQ.

Director Compensation

The following table sets forth certain information concerning cash and non-cash compensation earned by the non-employee members of our board of directors in 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Total ($)
N. Leigh Anderson, Ph.D. (2)	500	4,006	88,713	93,219
John C. Backus (3)	2,250	3,250	66,721	72,221
Bobbie Kilberg (4)	500	2,254	88,713	91,467
Edward G. Murphy, M.D. (5)	2,000	1,502	—	3,502
Richard W. Roedel (6)	13,655	9,375	66,721	89,751
Paul E. Torgersen, Ph.D. (7)	2,000	4,755	54,559	61,314

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2006 in accordance with FAS 123R.

(2)	56,524 options were outstanding as of December 31, 2006, none of which were exercisable as of December 31, 2006.
(3)	169,853 options were outstanding as of December 31, 2006, of which 61,063 were exercisable as of December 31, 2006.
(4)	56,524 options were outstanding as of December 31, 2006, none of which were exercisable as of December 31, 2006. Excludes value of options awarded to Ms. Kilberg in November 2005 in connection with her service on our advisory board, of which $867 was recognized for financial statement reporting purposes with respect to fiscal year 2006.
(5)	No options were outstanding as of December 31, 2006. Cash meeting fees earned by Dr. Murphy were remitted to Carilion Clinic. Stock awards were transferred to Carilion Clinic without cash compensation.
(6)	169,853 options were outstanding as of December 31, 2006, of which 61,063 were exercisable as of December 31, 2006.
(7)	56,525 options and warrants were outstanding as of December 31, 2006, of which 21,763 were exercisable as of December 31, 2006.

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Such expense reimbursements are not included in the immediately preceding table. Employee directors are not compensated for board of director or committee service in addition to their regular employee compensation.

Retainers and Meeting Fees: During 2006, the chairs of the standing committees of our board of directors were entitled to a retainer as follows: $10,000 per year for the chair of our audit committee, $7,500 per year for the chair of our compensation committee, and $5,000 per year for the chair of our nominating and governance committee. Such fees became effective for the compensation committee and nominating and governance committee in the third quarter of 2006, following our initial public offering.

In addition, beginning on the date of our initial public offering in June 2006, outside (non-employee) directors became eligible to receive the following meeting fees: (1) $1,000 per meeting for attending board of director meetings in person; (2) $500 per meeting for attending board of director meetings telephonically and for attending committee meetings in person; and (3) $250 per meeting for attending committee meetings telephonically.

Retainers and meeting fees are paid quarterly. In an effort to minimize the cash impact of these fees on the company, retainers and meetings fees earned in the third and fourth quarter of 2006 were paid in common stock based on the value of our common stock on the dates the compensation committee met to approve such stock grants.

Other Equity-Based Compensation: Outside directors are also eligible to receive stock awards and option grants under our 2006 Equity Incentive Plan. In accordance with the board’s current policy, new members of the board will automatically receive an option to purchase 50,000 shares of our common stock, one third of which would vest on the first anniversary of the grant date and the remaining two-thirds of which would vest pro-rata on a monthly basis over the subsequent 24 months.

In 2006, N. Leigh Anderson and Bobbie Kilberg joined our board of directors as new members. Dr. Anderson and Ms. Kilberg each received an option on March 14, 2006 under our 2003 Stock Plan to purchase 56,524 shares of our common stock at an exercise price of $1.77 per share. This exercise price was based on the fair market value of the class of common stock underlying the option on such date, as determined by the board of directors in good faith and based on a recent independent third-party valuation of our common stock.

Director Independence

Our board of directors has determined that each of Messrs. Backus and Roedel, Ms. Kilberg, and Drs. Anderson and Torgersen is independent under the rules of the Securities and Exchange Commission and the listing standards of the NASDAQ Stock Market; therefore, every member of the audit committee, compensation committee and nominating and governance committee is an independent director in accordance with those standards. There were no related party transactions to be considered in the last fiscal year in the determination of the independence of these directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 20, 2006, we entered into an amended lease agreement with Carilion Medical Center, an affiliate of Carilion Clinic, related to our corporate headquarters in Roanoke, Virginia. Under the terms of the amended lease agreement, we agreed to lease a total of 24,057 square feet in two phases starting approximately September 1, 2006 and January 1, 2007. This constituted an increase of 4,057 square feet from the original lease agreement dated December 30, 2005. In addition, the term of the lease was extended from five to approximately seven years, subject to our right to terminate the lease after the fifth year and payment by us of a termination fee. Except as set forth in the amended lease agreement, the terms of the original lease agreement, including the average annual price per square foot, remained unchanged. Carilion Clinic is currently our second largest stockholder. Dr. Edward Murphy, Chief Executive Officer of Carilion Clinic, is also a member of our board of directors.

Other than the amended lease agreement with Carilion, we believe that there has not been any other transaction or series of transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation” elsewhere in this proxy statement.

Please refer to “Code of Business Conduct and Ethics” in this proxy statement for more information regarding our policies with respect to related party transactions.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our audit committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2007. Grant Thornton has served as our independent audit firm since 2005 and has audited our financial statements for fiscal years 2003, 2004, 2005 and 2006. A representative of Grant Thornton LLP is expected to be present at our 2007 annual meeting of stockholders and will have an opportunity to make a statement and respond to appropriate questions from stockholders.

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the audit committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of a majority of shares of our common stock present at the 2007 annual meeting of stockholders in person or by proxy and entitled to vote is required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2007. Abstentions will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL NUMBER 2.

Audit and Related Fees for Fiscal Years 2005 and 2006

The following table sets forth a summary of the fees billed to us by Grant Thornton LLP for professional services for the fiscal years ended December 31, 2005 and 2006, respectively. All of the services described in the following fee table were approved by the audit committee.

Name	2005		2006
Audit Fees (1)	$181,846	(2)	$278,303	(3)
Audit-Related Fees (4)	—		266,204	(5)
Tax Fees (6)	—		—
All Other Fees	—		—

Total Fees	$181,846		$544,507

(1)	Audit fees represent fees for professional services relating to the audit of our financial statements included in our annual report on Form 10-K and our registration statement on Form S-1, and the review of the financial statements included in our quarterly reports on Form 10-Q.
(2)	Audit fees billed related to the audit of our financial statements for the year ended December 31, 2005 and reviews of 2005 quarterly interim financial statements.
(3)	Audit fees billed and expected to be billed with respect to the audit of our financial statements for the year ended December 31, 2006 and reviews of 2006 quarterly interim financial statements.
(4)	Audit-related fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and not reported under “Audit Fees.”
(5)	Represents fees paid in connection with the filing of our registration statement on Form S-1 in connection with our initial public offering and our registration statement on Form S-8.
(6)	Tax fees principally represent fees for professional services for tax compliance, tax advice and tax return preparation.

The audit committee meets regularly with Grant Thornton LLP throughout the year and reviews both audit and non-audit services performed by Grant Thornton LLP as well as fees charged for such services. The audit committee has determined that the provision of the services described above is compatible with maintaining Grant Thornton LLP’s independence in the conduct of its audit functions.

Pre-Approval Policies and Procedures

The audit committee has adopted, and the board of directors has approved, a policy which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. Pursuant to its audit, audit-related and non-audit services pre-approval policy, the audit committee may delegate pre-approval authority to one of more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting. During 2005 and 2006, all services provided by Grant Thornton LLP were pre-approved by the audit committee in accordance with this policy.

EXECUTIVE COMPENSATION

The following table sets forth the summary information concerning compensation earned during the last completed fiscal year by the following persons: (i) our chief executive officer, (ii) our current chief financial officer and any individual serving as our chief financial officer during 2006, and (iii) the three most highly compensated of our other executive officers who received compensation during 2006 of at least $100,000 and who were executive officers on December 31, 2006. We refer to these persons as our “named executive officers” elsewhere in this proxy. The following table includes all compensation earned by the named executive officers for the respective periods, regardless of whether such amounts were actually paid during the period.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)	All Other Compensation ($)		Total ($)
Kent A. Murphy, Ph.D., President and Chief Executive Officer	2006	259,919	(1)	55,521	—		—	12,752	(2)	328,192

Dale E. Messick, Chief Financial Officer	2006	77,083		24,667	39,000	(3)	53,331	1,337	(4)	195,418

Scott A. Graeff, Chief Commercialization Officer (5)	2006	150,000		36,832	—		98,764	8,939	(6)	294,535

John T. Goehrke, Chief Operating Officer	2006	200,000		58,605	—		98,764	21,702	(7)	379,071

Robert G. Lenk, Ph.D. President, Luna nanoWorks Division	2006	177,900		26,410	—		6,584	24,681	(8)	235,575

Kenneth D. Ferris, President, Luna Adv. Systems Division	2006	165,000		20,060	—		82,303	7,053	(9)	274,416

(1)	Includes stock award in lieu of cash base salary valued at $40,000 at the date of grant.
(2)	Includes 401(k) match and policy premium on life insurance.
(3)	Represents value of stock award granted in lieu of cash relocation expense reimbursement.
(4)	Includes 401(k) match and policy premium on life insurance.
(5)	Mr. Graeff served as our Chief Financial Officer until August 2006.
(6)	Includes 401(k) match and policy premium on life insurance.
(7)	Includes 401(k) match, policy premium on life insurance and commuting expense reimbursement.
(8)	Includes 401(k) match, policy premium on life insurance and commuting expense reimbursement.
(9)	Includes 401(k) match and policy premium on life insurance.

Grants of Plan-Based Awards

Our board of directors approved awards under our 2003 Stock Plan and 2006 Equity Incentive Plan (the “Equity Compensation Plans”) to our named executive officers in 2006.

The following table sets forth certain information concerning grants of plan-based awards to named executive officers in 2006:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
Kent A. Murphy, Ph.D.	11/16/06	10,900	(1)	—	—
Dale E. Messick	8/29/06 11/16/06 12/20/06	— 10,627 —	(2)	150,000 — 75,000	5.47 — 3.42
Scott A. Graeff	2/8/06	—		84,785	1.77
John T. Goehrke	2/8/06	—		84,785	1.77
Robert G. Lenk, Ph.D.	2/8/06	—		5,653	1.77
Kenneth D. Ferris	2/8/06	—		70,654	1.77

(1)	Stock award was made in lieu of cash base salary.
(2)	Stock award was made in lieu of cash relocation expense reimbursement.

Outstanding Equity Awards at December 31, 2006

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2006. The following awards identified in the Outstanding Equity Awards at December 31, 2006 table below are also reported in the immediately preceding Grants of Plan-Based Awards table: (1) awards of 150,000 options and 75,000 options to Mr. Messick, (2) award of 84,785 options to Mr. Graeff, (3) award of 84,785 options to Mr. Goehrke, (4) award of 5,653 options to Dr. Lenk, and (5) award of 70,654 options to Mr. Ferris.

Name	Option Awards			Option Exercise Price ($)	Option Expiration Date
Number of Securities Underlying Unexercised Options (#)
	Exercisable	Unexercisable
Kent A. Murphy, Ph.D.	44,747	68,300	(1)	0.39	5/20/10
Dale E. Messick	— —	150,000 75,000	(2) (3)	5.47 3.42	8/29/16 12/20/16
Scott A. Graeff	56,524 22,610 20,018 90,437 —	— — 36,506 — 84,785	(4) (5)	0.35 0.35 0.35 0.35 1.77	5/20/15 6/3/15 7/1/15 8/1/15 2/8/16
John T. Goehrke	91,849 —	77,721 84,785	(6) (7)	1.77 1.77	11/11/15 2/8/16
Robert G. Lenk, Ph.D.	22,373 16,486 —	34,151 40,038 5,653	(8) (9) (10)	0.35 1.77 1.77	5/20/15 11/11/15 2/8/16
Kenneth D. Ferris	56,524 —	— 70,654	(11)	0.35 1.77	11/1/13 2/8/16
Scott Meller	169,570 91,142 —	— 10,600 67,828	(12) (13)	0.35 0.35 01.77	9/22/13 5/11/14 2/8/16

(1)	Option grant on May 20, 2005 vested 25% on the one year anniversary of the grant date and monthly pro rata for the subsequent three years.

(2)	Option grant on August 29, 2006 vests 25% on the one year anniversary of the grant date and monthly pro rata for the subsequent three years.
(3)	Option grant on December 20, 2006 vests 40% on the two year anniversary of the grant date and monthly pro rata for the subsequent three years.
(4)	Option grant on July 1, 2005 vested 25% on the one year anniversary of the grant date and monthly pro rata for the subsequent three years.
(5)	Option grant on February 8, 2006 vested 25% on the one year anniversary of the grant date and monthly pro rata for the subsequent three years.
(6)	Option grant on November 11, 2005 vested 50% on the one year anniversary of the grant date and monthly pro rata for the subsequent three years.
(7)	Option grant on February 8, 2006 vested 25% on the one year anniversary of the grant date and monthly pro rata for the subsequent three years.
(8)	Option grant on May 20, 2005 vested 25% on the one year anniversary of the grant date and monthly pro rata for the subsequent three years.
(9)	Option grant on November 11, 2005 vested 25% on the one year anniversary of the grant date and monthly pro rata for the subsequent three years.
(10)	Option grant on February 8, 2006 vested 25% on the one year anniversary of the grant date and monthly pro rata for the subsequent three years.
(11)	Option grant on February 8, 2006 vested 25% on the one year anniversary of the grant date and monthly pro rata for the subsequent three years.
(12)	Option grant on May 11, 2004 vested 25% on the grant date and monthly pro rata for the subsequent three years.
(13)	Option grant on February 8, 2006 vested 25% on the one year anniversary of the grant date and monthly pro rata for the subsequent three years.

Option Exercises and Stock Vested Table

The following table shows all stock options exercised and value received upon exercise, and all stock awards vested and the value realized upon vesting, for the named executive officers for the year ended December 31, 2006. The stock awards listed below are also included in the Grants of Plan-Based Awards table above.

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting
Kent A. Murphy, Ph.D. (1)	10,900	$40,000
Dale E. Messick (2)	10,627	$39,000
Scott A. Graeff	—	—
John T. Goehrke	—	—
Robert G. Lenk, Ph.D.	—	—
Kenneth D. Ferris	—	—

(1)	Stock award was made in lieu of cash base salary.
(2)	Stock award was made in lieu of cash relocation expense reimbursement.

Employment Agreements and Potential Payments upon Termination or Change-In-Control

We currently have employment agreements with the following named executive officers: Kent A. Murphy, Dale E. Messick, John T. Goehrke and Scott A. Graeff.

Employment Agreement with Dr. Kent A. Murphy

On July 14, 2006, we entered into an employment agreement with Kent A. Murphy, Ph.D. as our President and Chief Executive Officer. The following is a brief description of the material terms and conditions of Dr. Murphy’s employment agreement.

Pursuant to the terms of the Dr. Murphy’s employment agreement, Dr. Murphy will be paid a base salary of not less than $250,000 per year. Dr. Murphy is also eligible for an annual discretionary cash bonus to be determined by our board of directors or the compensation committee, and contingent upon the achievement of objectives set by the company from time to time. Dr. Murphy shall also be eligible to receive equity bonuses at such times and in such amounts as determined by the board of directors or the compensation committee.

Pursuant to his employment agreement, if Dr. Murphy’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily with good reason (as defined in his employment agreement), Dr. Murphy is eligible for either: (a) if such termination occurs within twelve (12) months of a change of control, severance equal to eighteen (18) months base salary and eighteen (18) months of continuation of group health benefits; or (b) if such termination does not occur within twelve (12) months of a change of control, severance equal to twelve (12) months base salary and twelve (12) months of continuation of group health benefits. In addition to the severance under his employment agreement, Dr. Murphy will also immediately receive an additional twelve (12) months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount. Dr. Murphy has agreed to be bound by the confidentiality agreement attached to his employment agreement and will be required to execute a release in favor of the company in order to receive a severance payment.

Employment Agreement with Dale E. Messick

On August 29, 2006, we entered into an employment agreement with Dale E. Messick as our Chief Financial Officer. The following is a brief description of the material terms and conditions of Mr. Messick’s employment agreement.

Pursuant to the terms of his employment agreement, Mr. Messick will be paid a base salary of not less than $185,000 per year. Mr. Messick is also eligible for an annual discretionary performance-based cash bonus to be determined by the board of directors or the compensation committee and contingent upon the achievement of objectives set by the company from time to time. Mr. Messick shall also be eligible to receive discretionary equity bonuses at such times and in such amounts as determined by the board of directors or the compensation committee.

Pursuant to his employment agreement, if Mr. Messick’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily with good reason (as defined in his employment agreement), Mr. Messick will be eligible for: (a) if such termination occurs within twelve (12) months of a change of control, severance equal to twelve (12) months base salary and twelve (12) months of continuation of group health benefits; or (b) if such termination does not occur within twelve (12) months of a change of control, severance equal to nine (9) months base salary and nine (9) months of continuation of group health benefits. In addition to these severance payments, upon such termination Mr. Messick will immediately receive twelve (12) months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount. Mr. Messick has agreed to be bound by the confidentiality agreement attached to his employment agreement and will be required to execute a release in favor of the company in order to receive a severance payment.

Employment Agreement with John T. Goehrke

On July 14, 2006, we entered into an employment agreement with John T. Goehrke as our Chief Operating Officer. Pursuant to the terms of his employment agreement, Mr. Goehrke was paid a base salary of not less than $200,000 per year. Mr. Goehrke was also eligible for an annual discretionary cash bonus to be determined by the board of directors or the compensation committee, and contingent upon the achievement of objectives set by the company from time to time. Mr. Goehrke was also eligible to receive equity bonuses at such times and in such amounts as determined by the board of directors or the compensation committee.

On April 10, 2007, we entered into a release agreement with Mr. Goehrke pursuant to which his employment with the Company will terminate effective April 30, 2007. Under the terms of the release agreement, Mr. Goehrke will receive the following severance benefits in accordance with his employment agreement: nine (9) months base salary and nine (9) months of continuation of group health benefits. In addition, Mr. Goehrke will also receive an additional twelve (12) months of vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount. Mr. Goehrke has agreed to be bound by the confidentiality agreement attached to his employment agreement and has executed a release in favor of the company as a condition to receiving the severance payment.

Employment Agreement with Scott A. Graeff

On July 14, 2006, we entered into an employment agreement with Scott A. Graeff as our Chief Financial Officer. This agreement was subsequently amended and restated, effective as of January 1, 2007, to reflect a change to Mr. Graeff’s base compensation and a previous change to Mr. Graeff’s title to Chief Commercialization Officer. The following is a brief description of the material terms and conditions of Mr. Graeff’s employment agreement.

Pursuant to the terms of his amended and restated employment agreement, Mr. Graeff will be paid a base salary of not less than $185,000 per year. Mr. Graeff is also eligible for an annual discretionary cash bonus to be determined by the board of directors or the compensation committee, and contingent upon the achievement of objectives set by the company from time to time. Mr. Graeff shall also be eligible to receive equity bonuses at such times and in such amounts as determined by the board of directors or the compensation committee.

Pursuant to his employment agreement, if Mr. Graeff’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily with good reason (as defined in his employment agreement), Mr. Graeff will be eligible for either: (a) if such termination occurs within twelve (12) months of a change of control, severance equal to twelve (12) months base salary and twelve (12) months of continuation of group health benefits; or (b) if such termination does not occur within twelve (12) months of a change of control, severance equal to nine (9) months base salary and nine (9) months of continuation of group health benefits. In addition to the severance under his employment agreement, Mr. Graeff will also immediately receive an additional twelve (12) months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount. Mr. Graeff has agreed to be bound by the confidentiality agreement attached to his employment agreement and will be required to execute a release in favor of the company in order to receive a severance payment.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement. This discussion contains forward looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview of Compensation Philosophy

Our overall compensation philosophy is to provide executive compensation packages that enable us to attract, retain and motivate executive officers to achieve our short-term and long-term business goals. Consistent with this philosophy, the following elements provide a framework for our executive compensation program: 1) competitive salary; 2) bonus and award programs designed to reinforce desired performance metrics; and 3) use of non-cash compensation to align the interests of our executives with those of our stockholders.

Role of Compensation Committee

Our executive compensation program is approved and monitored by the compensation committee of our board of directors. Since our initial public offering in June 2006, the members of the compensation committee have been Richard W. Roedel (chairman), N. Leigh Anderson, Ph.D. and Paul Torgersen, Ph.D., all of whom are an independent, non-employee directors. The compensation committee maintains a practice of meeting prior to each regular board of directors meeting and generally holds an executive session (without management present) at each regular meeting.

Under the terms of its charter, the compensation committee is responsible for reviewing and approving compensation granted to our executive officers, including our chief executive officer, or CEO, and his direct reports. In particular, the compensation committee reviews and approves for the CEO and the other executive officers the following components of compensation:

•	annual base salary;

•	cash and equity bonuses, including the specific goals and amount;

•	other equity compensation;

•	employment agreements, severance arrangements, and change in control agreements/provisions, as applicable;

•	signing bonus or payment of relocation costs for new hires; and

•	any other material benefits, compensation or arrangements.

The compensation committee serves as the administrator for our 2003 Stock Plan and our 2006 Equity Incentive Plan. All option grants, including new grants to existing employees and executive officers, as well as grants to new employees, are approved by the compensation committee. The compensation committee is also responsible for annually evaluating the performance of our CEO.

The compensation committee has the authority to retain its own compensation consultant and to obtain advice and assistance from internal or external legal, accounting or other advisors as it sees fit. For example, in 2006, the compensation committee engaged Deloitte Consulting LLP, an independent third-party compensation consultant, to review and assess the company’s annual incentive plans for its executives and provide feedback regarding proposed employment agreements with certain of our executive officers.

Executive Compensation Program

Our performance-oriented compensation program consists of base salary, annual cash bonuses, long term equity incentives (including stock and option grants), benefits and, for certain senior executive officers, severance and termination protection. We believe that appropriately balancing the total compensation package and ensuring the viability of each component of the package is necessary in order to provide market-competitive compensation and to attract and retain talent. As a small company, we also try to optimize the mix of components to make such compensation programs cost effective for the company.

We evaluate each executive officer annually based on the achievement of both company goals and individual performance objectives and make compensation decisions and recommendations to the compensation committee accordingly. Total compensation for our executive officers may vary significantly from year-to-year based on company, divisional and individual performance. Further, the value of equity-based awards to our executives will vary in value based on our stock price performance over time.

The following is a more detailed explanation of the primary components of our executive compensation program.

Base Salary

Base salary is primarily determined by competitive benchmarking and individual job performance. Base salaries for executive officers are reviewed at least annually. In each case, we take into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, and competitive salary practices. We do not apply specific formulas to determine annual pay increases, if any, and attempt to make decisions regarding changes in base salary in the context of other short-term and long-term compensation components. Approved increases in base salary are generally effective in January of the following year.

Relative to 2006, we do not anticipate a change in the base salary in 2007 for our named executive officers, other than for Scott A. Graeff, our Chief Commercialization Officer, and Ken Ferris, President of our Advanced Systems Division. Mr. Graeff’s base salary increased by approximately 23% to more closely align his salary with that of our other senior executive officers. As Chief Commercialization Officer, Mr. Graeff has responsibility for implementing and monitoring our product commercialization strategy. In 2006, Mr. Graeff was also directly involved in our capital raising activities and led key acquisition and licensing transactions for the company. Mr. Ferris’ base salary increased by approximately 3% from 2006 to 2007. Mr. Ferris has responsibility for several of our emerging product lines, including our EDAC™ QUANTIFIER and EN-TACT™ patient monitor, both of which were launched in 2006.

Cash Bonuses

Our executive officers are also eligible for our Senior Management Cash Bonus Plan. In general, this plan provides cash bonuses upon attainment of: (i) quantitative goals based on company performance against budget; and (ii) if the quantitative goals under (i) above have been met, qualitative goals based on individual metrics that are tied to our overall corporate objectives. The target payout under this plan for our CEO and CFO, however, was tied exclusively to quantitative metrics in 2006.

In 2006, annual bonus opportunities under the plan ranged from 25% for vice president level officers up to 50% of base salary for our CEO, CFO and COO. The weighting between quantitative and qualitative components for executive officers other than our CEO and CFO was initially established at 40% and 60%, respectively. However, following review of the plan by Deloitte Consulting in April 2006, the compensation committee approved a modification to the plan which weighted quantitative performance 70% and qualitative performance 30%. In addition, achievement of the quantitative goals was made a pre-requisite to any payout based on qualitative performance. Thus, if the company does not achieve pre-established revenue and net loss targets, then neither the quantitative nor the qualitative components of the bonus are payable.

In addition, Deloitte Consulting recommended and the compensation committee approved a change to the timing of such cash bonus payouts in 2007. In 2006, the Senior Management Cash Bonus Plan was payable and evaluated quarterly, and bonuses were paid for performance metrics achieved during the first quarter, third quarter and fourth quarter of 2006. In 2007, the plan will be payable and evaluated annually following the completion of our fiscal year, which ends December 31, and receipt of our audited financial results.

On April 4, 2007, the compensation committee approved the Senior Management Cash Bonus Plan for 2007, or 2007 Bonus Plan. Under the terms of the 2007 Bonus Plan, participants will be eligible for annual bonus payments based upon the achievement of specified objectives. Depending upon actual performance versus objectives, participants may receive between zero and 150 percent of their individual target bonus percentage. Eligible payments under the 2007 Bonus Plan are divided into two categories, each representing 50% of the participant’s individual target. Amounts earned in the first category will be determined based in part upon meeting the company’s budgeted revenues and net loss for 2007 and in part upon achievement of individual performance objectives. Amounts earned in the second category will be determined solely upon improvement from the company’s budgeted net loss for the year. Payments under both categories are subject to achievement of an overall threshold performance for both revenue and net loss.

We work with each executive officer at the beginning of each year to define the qualitative goals based on his or her personal objectives, as well as those of the business unit or function for which the executive is responsible. This process is an integral part of our culture and is intended to reinforce our collaborative, team-oriented and performance-driven environment.

Long Term Equity Incentives—Stock and Stock Options

Consistent with our compensation philosophy, a substantial portion of our compensation program is based on long-term performance of our company and the price of our common stock. This component consists of stock options and, in the case of Kent Murphy, founders stock. Similar to base salary increases, options are also granted to address promotions and significant changes in responsibility. Although stock options are expensed on our statement of operations and have a negative impact on our net loss, we believe that long-term equity-based compensation is a critical element of our overall compensation program because it helps focus our executives on our long-term financial and operational performance and also aligns the interests of our executives with those of our stockholders. The potential financial value offered through such options is also an important retention tool for the company.

In order to provide an incentive for continued employment, employee stock options previously granted under our 2003 Stock Plan typically vested 25% upon the one year anniversary of the vesting commencement date (generally the employment start date for new hires or the grant date for existing employees) and 1/48 per month thereafter for three years. Since our initial public offering in June 2006, other than the initial option award to our current CFO which vested according the schedule described above, employee stock options granted under our 2006 Equity Incentive Plan typically vest 40% upon the two-year anniversary of the vesting commencement date and 1/60 per month thereafter for three years. The longer vesting schedule currently used for options granted under our 2006 Equity Incentive Plan is intended to help the company maintain eligibility for Small Business Innovative Research, or SBIR, grants through 2008 and also to minimize the short-term dilution to our public stockholders caused by the exercise and sale of employee stock options. All options granted to executives other than Kent A. Murphy (who is a greater than 10% holder) expire ten years from the date of the grant.

Stock option grants to new hires and annual option grants to existing employees are generally determined within ranges established for each job level. The compensation committee, however, has the ability to award a significantly greater number of options if it deems doing so to be in the best interests of the company and its stockholders.

Based on the definition of fair market value in our 2006 Equity Incentive Plan, stock options are granted having an exercise price equal to the closing price of our stock on the grant date, except for options granted to employees who are beneficial owners of more than 10% of our common stock, in which case the options are generally granted having an exercise price equal to 110% of the closing price in order to qualify such options for incentive stock option treatment under the Internal Revenue Code.

We do not time the granting of our options relative to any favorable or unfavorable news released by the company. Stock options for new employees, including executive officers, are awarded at the first regular meeting of the compensation committee following the employee’s hire date. All other option awards are also made at regularly scheduled committee meetings. The compensation committee’s regular meeting schedule is established several months in advance of each meeting. Thus, proximity of any option or stock award to an earnings announcement or other market events is coincidental.

On January 23, 2007, certain of our officers entered into amended and restated stock sale restriction agreements whereby such officers agreed not to sell more than a fixed number of beneficially held shares of our common stock for a two-year period ending December 31, 2008. In particular, six of the thirteen officers who entered into these sale restriction agreements, including our Chief Executive Officer, Kent A. Murphy, Chief Financial Officer, Dale E. Messick, Chief Commercialization Officer, Scott A. Graeff, and President of our nanoWorks Division, Robert Lenk, each agreed not to sell any securities subject to the agreement in calendar year 2007 and to sell no more than ten percent (10%) of such officer’s securities subject to the agreement in calendar year 2008. Kenneth Ferris, President of our Advanced Systems Group, agreed not to sell more than ten percent (10%) of these securities in 2007 and ten percent (10%) in 2008.

Benefits

In general, our practice is to provide commensurate benefits to employees at all levels of our organization. Consistent with this practice, the following are the primary benefits provided to our employees, including our executive officers:

•

Health and dental plan including, at the employee’s option, Flexible Spending Accounts and/or a Health Savings Account, or HSA. In the event that an employee elects to participate in an HSA, the company contributes $1,500 to the employee’s HSA account annually;

•	Term life insurance and optional supplemental life insurance;

•	Optional supplemental health coverage;

•	Short and long-term disability benefits;

•	401(k) plan, including a company match of 50 percent of employee contributions up to 10 percent of the employee’s total cash compensation; and

•	Paid time off and holidays.

We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Additionally, we provide the following benefits to our CEO and other named executive officers:

•	Life insurance premiums paid for Dr. Kent Murphy, our Chief Executive Officer (totaling approximately $4,160 in 2005 and $3,760 in 2006); and

•	Commuting expenses for John Goehrke and Robert Lenk for commuting from residences outside of Virginia to our offices each week.

Termination Benefits and Severance

In 2006, we entered into employment agreements with four of our senior executive officers: our CEO, CFO, COO and our Chief Commercialization Officer, or CCO. A brief description of the terms and conditions of these employment agreements are summarized above under the section “Employment Agreements and Potential Payments upon Termination or Change-In-Control.”

With respect to our CEO, Dr. Murphy’s employment agreement provides that if his employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily with good reason (as defined in his employment agreement), he is eligible for either, (a) if such termination occurs within twelve (12) months of a change of control, severance equal to eighteen (18) months base salary and eighteen (18) months of continuation of group health benefits, or (b) if such termination does not occur within twelve (12) months of a change of control, severance equal to twelve (12) months base salary and twelve (12) months of continuation of group health benefits. In addition to any severance payable under his employment agreement, Dr. Murphy will also immediately receive an additional twelve (12) months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount.

With respect to our CFO, COO and CCO, each of their respective employment agreements provide that if the executive’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily with good reason (as defined in his employment agreement), the executive is eligible for either, (a) if such termination occurs within twelve (12) months of a change of control, severance equal to twelve (12) months base salary and twelve (12) months of continuation of group health benefits, or (b) if such termination does not occur within twelve (12) months of a change of control, severance equal to nine (9) months base salary and nine (9) months of continuation of group health benefits. In addition to any severance payable under the employment agreements, each executive officer will also immediately receive an additional twelve (12) months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount.

We have no other employment agreements with our executive officers and all of our employees and executive officers are employed “at will.”

Competitive Market Review and Future Trends

We attempt to align our overall executive compensation with other publicly-traded peer companies who share similar characteristics. Because of our diversified product and service offerings, our peer group includes a broad range of technology and growth companies with whom we compete for executive talent. In general, we consider peer companies based on industry focus, market capitalization, revenue, net income/loss and geographic proximity. Data on compensation practices at such companies has historically been gathered through searches of publicly-available information, including subscription databases and Securities and Exchange Commission filings. We use such information primarily to help guide decisions on base salary, target bonuses and equity-based awards.

In general, our goal is to target base pay at the median (50th percentile) level among our peer group and total cash compensation at approximately the 60th percentile. However, in determining base salary, we also consider other factors such as job performance, skill set, prior experience, seniority, pay levels of similarly situated positions within the company, retention, and market conditions generally.

We intend to continue our strategy of paying competitive short-term cash compensation and offering long-term incentives through equity-based compensation programs that align individual compensation with corporate financial performance. We believe that our total compensation package is reasonable in the aggregate. We also believe that, in light of our compensation philosophy, total compensation for our executives should continue to consist of base salary, annual cash bonus awards, long-term equity based compensation, and certain other benefits.

We anticipate that the competitive posture of our total direct compensation will vary year-to-year as a result of our performance, as well as the performance of peer group companies and the market as a whole. Accordingly, the magnitude and weighting of different compensation components will likely evolve as our company grows and we come closer to achieving profitability. As of the date of this proxy statement, we do not intend to enter into any other employment agreements.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with company management. Based on the compensation committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and, by reference, in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

COMPENSATION COMMITTEE

Richard W. Roedel, Chairman

N. Leigh Anderson

Paul E. Torgersen

The foregoing compensation committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we incorporate by reference into such filings.

Compensation Committee Interlocks and Insider Participation

Between January and March 2006, our compensation committee consisted of Edward G. Murphy, Richard W. Roedel and Paul E. Torgersen. Since March 2006, our compensation committee has consisted of N. Leigh Anderson, Richard W. Roedel and Paul E. Torgersen. None of the current or former members of our compensation committee in 2006 is a present or former officer or employee of our company. In addition, during 2006, none of our officers had an “interlock” relationship, as that term is defined by the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that certain of our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Such executive officers, directors and greater than 10% holders are required to furnish us with copies of all of these forms which they file. Certain executives of our company hold a power of attorney to enable such individuals to file ownership and change in ownership forms on behalf of the reporting persons.

Based solely on our review of these reports or written representations from certain reporting persons, we believe that during 2006, all filing requirements applicable to our officers, directors, greater-than-10% beneficial owners and other persons subject to Section 16(a) of the Exchange Act were met, except that one Form 4 filed by the company on behalf of Mr. Roedel and one Form 4 filed by the company on behalf of Ms. Kilberg were filed one day after the applicable two-day reporting deadline.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all directors and employees of the company, including our principal executive officer and principal financial officer. The full text of our Code of Business Conduct and Ethics is posted on our website at http://www.lunainnovations.com under the “Investor Relations” section.

In general, our policy is that actual and potential conflicts of interest, including related party transactions, should be avoided. Pursuant to our Code of Business Conduct and Ethics, conflicts of interest and related party transactions, including transactions involving a significant financial or personal interest, must be disclosed to our

General Counsel and the transaction must be pre-approved by our board of directors. The nominating and governance committee is responsible for reviewing such transactions and making a recommendation to our board of directors whether or not to approve the transaction.

There is a general presumption that a related party transaction with the company will not be approved by the board of directors. If the board of directors does not approve the related party transaction in advance, then the company is prohibited from entering into the transaction. Even if approved by the board of directors, any dealings with a related party must be on terms and conditions no less favorable than the company reasonably believes it would have received from an unrelated third party.

AUDIT COMMITTEE REPORT

The audit committee is comprised of “independent” directors, as determined in accordance with Rule 4200(a)(15) of the Nasdaq Marketplace Rules and Rule 10A-3 of the Securities Exchange Act of 1934. The audit committee operates pursuant to a written charter adopted by the board of directors, a copy of which is attached as Appendix A to this proxy statement. A copy is also available under the “Investor Relations” section of our website.

As described more fully in its charter, the purpose of the audit committee is to assist the board of directors with its oversight responsibilities regarding the integrity of our company’s financial statements, our compliance with legal and regulatory requirements, and assessing our independent registered public accounting firm’s qualifications and independence.

Company management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal accounting controls and disclosure controls and procedures. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. The following is the audit committee’s report submitted to the board of directors for 2006.

The audit committee has:

•	reviewed and discussed our audited financial statements with management and Grant Thornton LLP, the company’s independent registered public accounting firm;

•	discussed with Grant Thornton LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as currently in effect; and

•

received from Grant Thornton LLP, disclosures and a letter regarding their independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and discussed the auditors’ independence with them.

In addition, the audit committee has met separately with company management and with Grant Thornton LLP.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited 2006 financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Richard W. Roedel, Chairman

N. Leigh Anderson

John C. Backus

The foregoing audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 31, 2007, by:

•	each beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of the common stock that they beneficially own, subject to applicable community property laws. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2007 are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, these shares do not include any stock or options awarded after March 31, 2007. A total of 10,022,254 shares of our common stock were outstanding as of March 31, 2007.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
Kent A. Murphy, Ph.D (1). c/o Luna Innovations Incorporated 1703 South Jefferson Street, SW, Suite 400 Roanoke, Virginia 24016	2,704,584	26.8%

Carilion Clinic (2) c/o Carilion Roanoke Memorial Hospital First Floor Roanoke, Virginia 24033	2,228,325	22.2%

Edward G. Murphy, M.D. (3)	2,228,325	22.2%

Magnetar Investment Management, Inc. and affiliates (4) 1603 Orrington Avenue 13th Floor Evanston, Illinois 60201	1,529,487	15.3%

Wasatch Advisors, Inc. (5) 150 Social Hall Avenue Salt Lake City, Utah 84111	1,008,152	10.1%

Scott A. Graeff (6)	221,972	2.2%

John T. Goehrke (7)	117,764	1.2%

Kenneth D. Ferris (8)	106,865	1.1%

Richard W. Roedel (9)	90,375	*

John C. Backus, Jr. (10)	88,771	*

Robert P. Lenk, Ph.D. (11)	54,200	*

Paul E. Torgersen, Ph.D. (12)	26,661	*

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
Bobbie Kilberg (13)	22,923	*

N. Leigh Anderson, Ph.D. (14)	22,858	*

Dale E. Messick	10,627	*

All directors and executive officers as a group (12 total) (15)	5,695,925	52.8%

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Includes 56,523 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2007.

(2)	Does not include $5.0 million aggregate principal amount of senior convertible promissory notes which convert into up to 1,065,740 shares of common stock or accrued interest on the notes into up to an aggregate of 511,553 shares of common stock. Edward G. Murphy, M.D. is the President and Chief Executive Officer of Carilion Clinic and shares voting and investment power over the shares beneficially owned by Carilion Clinic with Don Lorton and Rob Vaughan, the Treasurer and Assistant Treasurer of Carilion Clinic, respectively.

(3)	Represents shares beneficially held by Carilion Clinic.

(4)	Represents number of shares reported by Magnetar Investment Management, Inc. on Schedule 13G as of December 31, 2006. Voting and investment power shared with Magnetar Capital Partners LP, Supernova Management LLC, and Alec N. Litowitz.

(5)	Represents number of shares reported by Wasatch Advisors, Inc. on Schedule 13G as of December 31, 2006.

(6)	Includes 221,972 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2007.

(7)	Includes 117,764 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2007.

(8)	Includes 78,603 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2007.

(9)	Includes 87,948 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2007.

(10)	Includes 87,948 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2007.

(11)	Includes 54,200 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2007.

(12)	Includes 14,433 shares subject to options and warrants that are immediately exercisable or exercisable within 60 days of March 31, 2007.

(13)	Includes 22,162 shares subject to options and warrants that are immediately exercisable or exercisable within 60 days of March 31, 2007.

(14)	Includes 21,808 shares subject to options and warrants that are immediately exercisable or exercisable within 60 days of March 31, 2007.

(15)	Includes an aggregate of 763,361 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2007.

OTHER INFORMATION

Other Matters to be Presented at the Annual Meeting

We do not know of any matters to be presented at our 2007 annual meeting of stockholders other than those described in this proxy statement. If any other matters are properly brought before the annual meeting, proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Security Holder Communication with Board Members

Any holder of our common stock may contact the board of directors or a specified individual director by writing to the attention of the board of directors (or a specified individual director) and sending such communication to the attention of our Corporate Secretary at our executive offices as identified in this proxy statement. Each communication from a stockholder should include the following information in order to permit us to confirm your status as a security holder and enable us to send a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.

Our Corporate Secretary will forward all appropriate communications to the board of directors or individual members of the board of directors as specified in the communication. Our Corporate Secretary may, but is not required to, review all correspondence addressed to the board of directors, or any individual member of the board of directors, for any inappropriate correspondence more suitably directed to management.

Stockholder Proposals for 2008 Annual Meeting

Our bylaws provide for advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. Such nominations or proposals, other than those made by or at the direction of the board of directors, must be submitted in writing and received by our Corporate Secretary at our offices no later than January 21, 2008, which is 90 days prior to the anniversary of the mailing date of this proxy statement for the 2007 annual meeting of stockholders. If our 2008 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of our 2007 annual meeting of stockholders, then the deadline is the close of business on the 10th day following the day notice of the date of the meeting was mailed or made public, whichever occurs first. Such proposals also need to comply with all applicable requirements of the rules and regulations of the SEC. The chairperson of the stockholder meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our bylaws.

In addition, for a stockholder proposal to be considered for inclusion in the company’s proxy statement for the 2008 annual meeting of stockholders, the proposal must be submitted in writing and received by our Corporate Secretary at our offices at 1703 South Jefferson Street, SW, Suite 400, Roanoke, Virginia 24016 no later than December 22, 2007, which is 120 days prior to the anniversary of the mailing date of this proxy statement for the 2007 annual meeting of stockholders.

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF

LUNA INNOVATIONS INCORPORATED

PURPOSE:

The purpose of the Audit Committee of the Board of Directors of Luna Innovations Incorporated (the “Company”) shall be to:

•	Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•

Assist the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, (iv) the Company’s internal accounting and financial controls, and (v) the Company’s internal audit function;

•	Prepare the Audit Committee report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement;

•	Provide the Company’s Board with the results of its monitoring and recommendations derived therefrom; and

•	Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe, or as may be required by law from time to time.

The Board and management shall ensure that the Audit Committee has adequate funding and other resources and authority to discharge its responsibilities as determined by the Audit Committee.

MEMBERSHIP:

The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors. The Audit Committee will consist of at least three members of the Board of Directors, all of whom in the judgment of the Board of Directors shall be independent in accordance with the listing standards of the Nasdaq Stock Market, except as otherwise permitted by the rules of the Nasdaq Stock Market, and the regulations of the SEC. Each member shall in the judgment of the Board of Directors have the ability to read and understand the Company’s financial statements. At least one member of the Audit Committee shall in the judgment of the Board of Directors be an audit committee financial expert in accordance with the rules and regulations of the SEC and at least one member (who may also serve as the audit committee financial expert) shall in the judgment of the Board of Directors have accounting or related financial management expertise in accordance with the listing standards of the Nasdaq Stock Market. In addition, Audit Committee members will satisfy any additional requirements mandated by rules and regulations of the SEC or the listing standards of the Nasdaq Stock Market. The Audit Committee will review its membership annually for compliance with the above requirements.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

•	Reviewing on a continuing basis the adequacy of the Company’s system of internal controls, including meeting periodically with the Company’s management and the independent auditors to review the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•

Appointing, compensating and overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

Pre-approving all audit services provided to the Company by the independent auditors; in this regard, the Audit Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permitted under applicable SEC rules or applicable laws, with the independent auditors;

•

Pre-approving non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard the Audit Committee shall have the authority to appoint a subcommittee of one or more members of the Audit Committee and/or to pre-approve non-audit services by establishing detailed pre-approval policies as to the particular service, provided that the Audit Committee is informed of each service pre-approved (no less frequently than at each meeting of the Audit Committee) and that no pre-approval shall be delegated to management of the Company except as permitted by applicable law and regulation. In considering whether to pre-approve any non-audit services, the Audit Committee or its delegees shall consider whether the provision of such services is compatible with maintaining the independence of the Company’s independent auditors;

•

Reviewing and providing guidance with respect to the external audit and the Company’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining on a periodic basis a statement from the independent auditors regarding relationships and services with the Company which may impact independence, and to the extent there are relationships, monitoring and investigating them, including actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and presenting such information to the Board of Directors; (iii) receiving and reviewing a report by the independent auditors describing any material issues raised by the most recent internal quality control review, or peer review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities and any steps taken to deal with any such issues; (iv) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented (“SAS 61”); and (v) reviewing reports submitted to the Audit Committee by the independent auditors in accordance with the applicable SEC requirements;

•

Recommending to the Board as to whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K based on the Audit Committee’s review and discussions (1) with management of the audited financial statements, (2) with the independent auditor of the matters required to be discussed by SAS 61, and (3) with the independent auditor concerning the independent auditor’s independence;

•

Reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC;

•

Directing the Company’s independent auditors to review before filing with the SEC the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

•	Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

•	Reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release;

•

Reviewing and discussing with management and the Company’s independent auditors the preparation and content of any officer certifications required by the Sarbanes-Oxley Act of 2002 or the SEC to be filed with the Company’s Quarterly Report on Form 10-Q, Annual Report on Form 10-K or any other periodic report;

•	Discussing with management and internal audit representatives the activities, organizational structure and qualifications of the Company’s internal audit function;

•

Reviewing any reports by management or internal auditors regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and reviewing before release the disclosure regarding the Company’s system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•	Overseeing compliance with legal requirements for disclosure of auditor’s services and Audit Committee members, member qualifications and activities;

•	Reviewing management’s monitoring of compliance with the Foreign Corrupt Practices Act;

•	Reviewing, approving and monitoring the Company’s code of business conduct and ethics when such code is adopted;

•	Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

•	Providing oversight and review at least annually of the Company’s risk management policies, including its investment policies;

•	If necessary, instituting special investigations with full access to all books, records, facilities and personnel of the Company;

•	Reviewing and approving in advance any proposed related party transactions, including, without limitation, approving all transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404;

•	Reviewing its own charter, structure, processes and membership requirements on an annual basis;

•	Providing a report in the Company’s proxy statement in accordance with the rules and regulations of the SEC;

•

Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	Reviewing related-party transactions and off-balance sheet transactions and structures.

AUTHORITY:

The Audit Committee shall have the sole authority and responsibility to appoint, determine funding for, oversee and, where appropriate, replace the Company’s independent auditor. The Audit Committee shall also have all authority necessary to fulfill the duties and responsibilities assigned to it in this Charter or otherwise assigned to it by the Board of Directors.

In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Audit Committee has the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties without seeking Board of Director approval with respect to the selection, fees or terms of engagement of any such counsel or advisors. The Audit Committee shall have available appropriate funding from the Company as determined by the Audit Committee for payment of compensation to any accounting firm, counsel or advisor and ordinary expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee when appropriate may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Audit Committee.

MEETINGS:

The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

The Audit Committee will periodically meet separately with management, the Company’s internal auditor and other personnel it deems necessary at such times as are appropriate to review the financial affairs of the Company. The Audit Committee will meet separately with the independent auditors of the Company, at such times as it deems appropriate, but not less than quarterly, to fulfill the responsibilities of the Audit Committee under this charter.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

In addition to preparing the report in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Audit Committee will summarize its examinations and recommendations to the Board of Directors as may be appropriate, consistent with the Committee’s charter, and otherwise make regular reports to the Board of Directors.

COMPENSATION:

Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board of Directors in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board of Directors.

Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board of Directors or any committee thereof.

LIMITATIONS INHERENT IN THE AUDIT COMMITTEE’S ROLE:

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with U.S. generally accepted accounting principals (“GAAP”) and applicable rules and regulations. This is the responsibility of management and the independent auditor. Furthermore, while the Audit Committee is responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the Company’s Chief Executive Officer and senior management to determine the appropriate level of the Company’s exposure to risk.

CHARTER FOR THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

OF

LUNA INNOVATIONS INCORPORATED

PURPOSE:

The purpose of the Compensation Committee of the Board of Directors (the “Board”) of Luna Innovations Incorporated (the “Company”) shall be to discharge the Board’s responsibilities relating to compensation of the Company’s executive officers (the “Executive Officers”). The Committee has overall responsibility for approving and evaluating the executive officer compensation plans, policies and programs of the Company. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement.

The Compensation Committee has the authority to undertake the specific duties and responsibilities listed below and will have the authority to undertake such other specific duties as the Board from time to time prescribes.

STATEMENT OF POLICY:

The philosophy of the Compensation Committee is to provide compensation to the Executive Officers in such a manner as to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide incentives for such persons to perform to the best of their abilities for the Company, and to promote the success of the Company’s business.

MEMBERSHIP:

The Compensation Committee will be appointed by and will serve at the discretion of the Board. The Compensation Committee shall consist of at least two members. The members of the Compensation Committee shall meet (i) the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, (ii) the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”) and (iii) the independence requirements of the listing standards of the Nasdaq Stock Market, except as otherwise permitted by the rules of the Nasdaq Stock Market.

The members of the Compensation Committee will be appointed by the Board, and will serve at the discretion of the Board.

COMMITTEE RESPONSIBILITIES AND AUTHORITY:

The responsibilities of the Compensation Committee include the following:

•

The Compensation Committee shall review and approve for the CEO and the other Executive Officers (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements, and change in control agreements/provisions, (e) any signing bonus or payment of relocation costs and (f) any other benefits, compensation or arrangements. Equity compensation arrangements involving Executive Officers that are “reporting persons” for purposes of Section 16 of the Exchange Act shall be reviewed and approved by the Compensation Committee to ensure compliance with SEC Rule 16b-3. For purposes of this Charter, the term “Executive Officers” shall mean the Company’s Chief Executive Officer, the Chief Executive Officer’s direct reports, and the Company’s named executive officers (as defined in Section 402(a)(3) of Regulation S-X).

•	The Compensation Committee has the authority to review and to make recommendations to the Board with respect to:

¡	General compensation goals and guidelines for the Company’s employees and the criteria by which bonuses and stock compensation awards to the Company’s employees are determined;

¡	Amendments to the equity compensation plans adopted by the Board of Directors (the “Stock Plans”), and changes in the number of shares reserved for issuance thereunder; and

¡	Other plans that are proposed for adoption or adopted by the Company for the provision of compensation to employees of, directors of and consultants to the Company.

•

The Compensation Committee shall act as the Administrator (as defined in the Stock Plans) of the Company’s Stock Plans. In its administration of the Stock Plans, the Compensation Committee may (i) grant stock options or stock purchase rights to individuals eligible for such grants, (ii) amend such stock options or stock purchase rights and (iii) take all other actions permitted under the Stock Plans.

•	The Compensation Committee shall evaluate on a periodic basis the competitiveness of (i) the compensation of the CEO and the Executive Officers and (ii) the Company’s overall compensation plans.

•	The Compensation Committee shall approve all option grants to Executive Officers so that grants will comply with Section 162(m) of the IRC.

•	The Compensation Committee may authorize the repurchase of shares from terminated employees pursuant to applicable law.

•

The Compensation Committee may form and delegate authority to subcommittees when appropriate, including a Non-Officer Stock Option Committee, which would consist of one or more members of the Board of Directors with the authority to grant stock options to purchase shares of Common Stock within fixed guidelines (previously approved by the Board of Directors) to each new non-officer employee of the Company.

•

The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used by the Company to assist in the evaluation of CEO or other executive officer compensation and shall have sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

•

The Compensation Committee shall produce a report on executive compensation for inclusion in the Company’s proxy statement that complies with the rules and regulations of the SEC and any other applicable rules and regulations.

•	The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

•	The Compensation Committee shall annually review its own performance.

•	The Compensation Committee shall review the performance of the Company’s Chief Executive Officer at least annually and report to the Board its findings.

MEETINGS:

The Compensation Committee will meet at least four times each year. The Compensation Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

MINUTES:

The Compensation Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

In addition to preparing the report in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Compensation Committee will summarize its examinations and recommendations to the Board of Directors as may be appropriate, consistent with the Compensation Committee’s charter.

COMPENSATION:

Members of the Compensation Committee shall receive such fees, if any, for their service as Compensation Committee members as may be determined by the Board of Directors in its sole discretion. Such fees may include retainers and per meeting fees. Fees may be paid in such form of consideration as is determined by the Board of Directors.

Members of the Compensation Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board of Directors or any committee thereof.

CHARTER OF THE NOMINATING AND GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

OF

LUNA INNOVATIONS INCORPORATED

PURPOSE:

The purpose of the Nominating and Governance Committee (the “Committee”) is to ensure that the Board of Directors (the “Board”) of Luna Innovations Incorporated (the “Company”) is properly constituted to meet its fiduciary obligations to stockholders and the Company and that the Company has and follows appropriate corporate governance standards. To carry out this purpose, the Committee shall:

•	Assist the Board by identifying and recommending prospective director nominees for the next annual meeting of stockholders;

•	Develop and recommend to the Board the governance principles applicable to the Company;

•	Oversee the evaluation of the Board; and

•	Recommend nominees to the Board for each committee.

COMMITTEE MEMBERSHIP AND ORGANIZATION:

•	The Committee shall be comprised of no fewer than two (2) members.

•	The members of the Committee shall meet the independence requirements of the Nasdaq Stock Market, except as otherwise permitted by the rules of the Nasdaq Stock Market.

•	The members of the Committee shall be appointed and replaced by the Board.

COMMITTEE RESPONSIBILITIES AND AUTHORITY:

Corporate Governance Generally

•	Develop principles of corporate governance and recommend them to the Board for its consideration and approval;

•	Review annually the principles of corporate governance approved by the Board to ensure that they remain relevant and are being complied with;

•	Oversee the evaluation of the Company’s management;

•	Periodically review this Charter and the Committee’s processes and procedures;

•	Recommend ways to enhance communication and relations with stockholders;

•

Review periodically the succession planning for the Company’s Chief Executive Officer and other executive officers, report its findings and recommendations to the Board, and work with the Board in evaluating potential successors to these executive management positions; and

•	Oversee compliance by the Board and its committees with applicable laws and regulations, including the Nasdaq Marketplace Rules and regulations promulgated by the Securities and Exchange Commission.

Composition of the Board, Evaluation and Nominating Activities

•

Review the composition and size of the Board and determine the criteria for membership on the Board, which may include, among other criteria, issues of character, judgment, independence, diversity, age, expertise, corporate experience, length of service and other commitments and the like;

•	Conduct an annual evaluation of the Board as a whole and the Committee as a whole;

•

Identify, consider and select, or recommend for the selection of the Board, candidates to fill new positions or vacancies on the Board, and review any candidates recommended by stockholders, provided such recommendations are submitted in writing to the Secretary of the Company and include, among other things, the recommended candidate’s name, biographical data and qualifications, and such recommendations are otherwise made in compliance with the Company’s bylaws and its stockholder nominations and recommendations policy;

•

Evaluate the performance of individual members of the Board eligible for re-election, and select, or recommend for the selection of the Board, the director nominees by class for election to the Board by the stockholders at the annual meeting of stockholders;

•	Evaluate director compensation, consulting with outside consultants and/or with the Human Resources department when appropriate, and make recommendations to the Board regarding director compensation;

•	Review the disclosure included in the Company’s proxy statement regarding the Company’s policies and procedures for the Committee’s consideration of candidates for the Board; and

•

Review and make recommendations to the Board with respect to equity-based compensation for directors under the Company’s equity plans, and any proposed amendments thereto, subject to obtaining stockholder approval of any such plans or amendments as required by law or the Nasdaq Marketplace Rules.

Committees of the Board

•

Periodically review the composition of each committee of the Board and make recommendations to the Board for the creation of additional committees or the change in mandate or dissolution of committees; and

•	Recommend to the Board persons to be members of the various committees.

Conflicts of Interest

•	Review and monitor the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for Principal Executive and Senior Financial Officers;

•	Consider questions of possible conflicts of interest of members of the Board and of corporate officers; and

•	Review actual and potential conflicts of interest of members of the Board and corporate officers, and clear any involvement of such persons in matters that may involve a conflict of interest.

In performing its responsibilities, the Committee shall have the authority to hire and obtain advice, reports or opinions from internal or external counsel and expert advisors.

MEETINGS:

The Committee will meet at least once each year and may establish its own schedule, which it will provide to the Board in advance.

MINUTES:

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

REPORTS:

Consistent with the Committee’s charter, the Committee shall report to the Board regarding its recommendations for director nominees for the next annual meeting of stockholders and regarding its examinations and recommendations with respect to corporate governance.

COMPENSATION:

Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board in its sole discretion. Such fees may include retainers and per meeting fees. Fees may be paid in such form of consideration as is determined by the Board.

Members of the Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board or any committee thereof.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

LUNA INNOVATIONS INCORPORATED

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2007

The undersigned stockholder of Luna Innovations Incorporated, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement each dated April 13, 2007 and hereby appoints Kent A. Murphy and Dale E. Messick, or one of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Luna Innovations Incorporated to be held on May 14, 2007 at 4:00 p.m., local time at 8201 Greensboro Drive, 2nd Floor, McLean, Virginia 22102 and at any adjournment thereof, and to vote all shares of Common Stock of the Company held of record by the undersigned on April 6, 2007 as hereinafter specified upon the proposals listed, and with discretionary authority upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS BELOW AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSALS BELOW.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF

LUNA INNOVATIONS INCORPORATED

May 14, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯     Please detach and mail in the envelope provided.     ¯

    ■    20230000000000000000  0                                                                                          051407

THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES UNLESS SUCH AUTHORITY IS SPECIFICALLY WITHHELD AS TO ANY ONE NOMINEE OR NOMINEES.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect two (2) Class I members of the board of directors to serve until the 2010 annual meeting of stockholders:			FOR	AGAINST	ABSTAIN
		2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007:	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES	O Edward G. Murphy O Kent A. Murphy
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES		PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign as or on behalf of the stockholder whose name appears on this proxy card. If shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.	■